Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

December 30, 2011

Mr. Michael Novins

Vice President and General Counsel

Blyth, Inc.

One East Weaver Street

Greenwich, CT  06831

Dear Michael:

I hereby resign my position as President, PartyLite Worldwide, Inc. (“PartyLite”) effective as of the close of business on December 30, 2011 and as an employee of PartyLite, Inc. and Blyth, Inc. (“Blyth”) (PartyLite and Blyth are hereinafter collectively referred to as the “Company”) effective as of January 16, 2012 (the “Separation Date”).  The Company and I have agreed that such resignation will be treated as a resignation for “Good Reason” under the Retention Agreement (as hereinafter defined).  I am therefore entitled to the benefits set forth in Sections 2 and 4 of the Retention and Severance Agreement between me and the Company dated as of December 17, 2010 (the “Retention Agreement”).  It is intended that my termination of employment on January 16, 2012 will constitute my "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h).  I agree that I will receive no payments or benefits other than the payments and benefits from the Company as set forth in the Retention Agreement or as required by law.  The Company and I acknowledge and agree that my current and last annual Base Salary is $525,300.00 and that the average of my annual bonuses for the past five years is $154,760.00 (“Prior Bonus”) and that those amounts will be used to calculate the payments due to me pursuant to the Retention Agreement.  I further acknowledge and agree that nothing herein constitutes an admission of any wrongdoing on the part of the Company.

I understand that, in compliance with Section 409A of the Internal Revenue Code and Section 5(a) of the Retention Agreement, any amounts payable to me prior to the six-month anniversary of the Separation Date under either Section 2(b) or Section 2(c) of the Retention Agreement shall not be paid until, and shall be paid in a single sum payment on, the first business day after the six-month anniversary of the Separation Date.  These amounts are payable without interest.

In consideration of being allowed to resign for Good Reason and receiving the benefits described in Sections 2 and 4 of the Retention Agreement, I agree that I will execute and deliver to the Company within the ten (10) day period following the Separation Date, a copy of a General Release in the form of Exhibit A to this letter.

I agree that I will deliver to you as soon as practical, and not keep in my possession, duplicate, or deliver to any other person or entity, any and all property that belonged to the Company or any of its affiliated companies, including without limitation, computer hardware and software, blackberries, pagers, cell phones, other electronic equipment, keys, credit cards, access codes, identification cards, records, data, and other documents and information, including any and all copies of the foregoing.

If you are in agreement with the matters set forth herein, please acknowledge and accept by signing and retuning a copy to me.

Very truly yours,

/s/ Anne M. Butler
    Anne M. Butler
Acknowledged and Accepted

this 30th day of December 2011.

BLYTH, INC.

By: /s/ Michael Novins

Michael Novins

General Counsel